Item 77K - West Shore Real Return Fund for the fiscal year ending April 30, 2016

       On March 30, 2016, KPMG, LLP ("KPMG")
resigned as the independent registered public accounting firm to the West Shore Real Return Fund for the fiscal year ending April 30, 2016. KPMG issued its report on the Fund's financial statements for the fiscal year ended April 30, 2015. Such report did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to replace
KPMG as the Fund's independent registered public accounting firm was approved by the Audit Committee and Board of Trustees of Two Roads Shared Trust, on behalf of the Fund.

       During the Fund's fiscal year ended April 30, 2015, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports nor were there any "reportable events" as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

       The Fund has requested that KPMG furnish it with a letter addressed to the Securities and Exchange
Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 29, 2016 is filed as an exhibit to this Form N-SAR.

       The Trust's Audit Committee and Board of
Trustees selected and approved Grant Thornton, LLP
("Grant Thornton") as the Fund's independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ended April 30, 2016 at an in-person meeting on March 30, 2016.. The
Trust has not, during any subsequent period to such firm's engagement, consulted with Grant Thornton regarding the application of accounting principles to a specified transaction; the type of audit opinion that might be rendered on the Fund's financial statements;
or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event (as described in Item 304(a)(1) of Regulation S-K).






June 29, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for West
Shore Real Return Fund. (the "Company") and under the date of July 13, 2015, we reported on the financial statements of West Shore Real Return Fund as of April
30, 2015 and for the year then ended. On March 30, 2016, we resigned. We have read the statements made by the Company, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated June 29, 2016 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the board of trustees and the audit committee and we are not in a position to agree or disagree with the Company's statement that Grant
Thornton was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, or the subject of a disagreement or reportable events.

Very truly yours,
(signed) KPMG LLP